Exhibit 10(h)

THE FIRST AMERICAN FINANCIAL CORPORATION

MANAGEMENT SUPPLEMENTAL BENEFIT PLAN

THE FIRST AMERICAN FINANCIAL CORPORATION

MANAGEMENT SUPPLEMENTAL BENEFIT PLAN

This Management Supplemental Benefit Plan (hereinafter referred to as the “Plan”) has been adopted by the Board of Directors of The First American Financial Corporation (hereinafter referred to as “First American”), effective as of January 1, 1988.

1. Purpose

The purpose of the Plan is to provide supplemental retirement income and death benefits for certain Executives (hereinafter defined).

2. Definitions

The following definitions, set forth in alphabetical order, are used throughout the Plan. Whenever words or phrases have initial capital letters in the Plan, a special definition for those words or phrases is set forth below.

(a) “Basic Plan” means the First American Financial Corporation Pension Plan, as amended from time to time, which is a defined benefit pension plan qualified under Section 401(a) of the Code.

(b) “Beneficiary” means the person, persons or entity designated in writing by the Executive on forms provided by the Committee to receive distribution of certain death benefits under the Plan in the event of the Executive’s death. An Executive may change the designed Beneficiary from time to time by filing a new written designation with the Committee, and such designation shall be effective upon receipt by the Committee. If an Executive has not designed an Beneficiary, or if a designated Beneficiary is not living or in existence at the time of an Executive’s death, any death benefits payable under the Plan shall be paid to the Executive’s spouse, if then living, and if the Executive’s spouse is not then living, to the Executive’s estate.

(c) “Board of Directors” means the Board of Directors of First American.

(d) “Change in Control” means:

(i) The acquisition by any person, entity or “group” (as defined in Section 13(d) (3) of the Securities Exchange Act of 1934, as amended) as beneficial owner, directly or indirectly, of securities of First American representing 25% or more of the combined voting power of the then outstanding securities of First American.

(ii) A change, during any period of two consecutive years, of a majority of the Board of Directors as constituted as of the beginning of such period, unless the election of each director who was not a director at the beginning of such period was approved by vote of at least two-thirds of the directors then in office who were directors at the beginning of such period; or

(iii) Any other event constituting a change in control required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A under the Securities Act of 1934.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred by reason of the acquisition of First American securities by First American, any entity controlled by First American or any plan sponsored by the Employer which is qualified under Section 401(a) of the Code.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Compensation Committee appointed by the Board of Directors, or any other Committee appointed by the Board of Directors to administer this Plan.

(g) “Covered Compensation” means base salary, cash bonus and stock bonus (valued and included as of the date of award), but excluding any other form of remuneration. If an Executive dies or becomes Disabled, his Covered Compensation for that calendar year shall be defined as the Covered Compensation received through the date of death or disability, respectively, and no compensation received thereafter shall be considered Covered Compensation.

(h) “Disability Plan” means the insured long-term disability plan maintained by the Employer which covers the Executives.

(i) “Disabled” means unable to perform substantially all of the material duties of ones regular position because of bodily injury sustained or disease originating after the date of such person’s designation as an Executive under this Plan. Notwithstanding the foregoing:

(i) After an Executive has been Disabled as defined above for a continuous period of 24 months, he will cease to be considered Disabled unless he is unable to perform any occupation for which he is reasonably fitted by education, training or experience because of such bodily injury or sickness; and

(ii) An Executive is not Disabled at any time that he is working for pay or profit at any occupation.

(j) “Early Retirement Date” means the later of a Participant’s

(i) 55th birthday;

(ii) Completion of 15 Years of Credited Service; and

(iii) Completion of 5 years as an Executive (which requirement may be waived by the Board of Directors or the Committee).

(k) “Employer” means First American, its subsidiaries and other corporations it controls.

(1) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Executive” means a management or highly compensated employee of the Employer who has been specifically designated by the Board of Directors or the Committee as eligible to become a Participant in this Plan. Notwithstanding the foregoing, the Board of Directors may revoke an employee’s designation as an Executive at any time in its sole and absolute discretion. Upon such revocation, the employee shall be entitled to only those benefits which have vested.

(n) “Final Average Compensation” means an Executive’s average Covered Compensation during the three calendar years included in his last ten years of employment in which such Covered Compensation is the highest.

(o) “Good Cause” means the failure to substantially perform the duties of ones employment due to intentional and willful disregard or carelessness, or the commission of an intentional act evidencing a substantial disregard of the interests of the employer or dishonesty.

(p) “In Pay Status” means, with respect to a benefit, that a Participant or Beneficiary has met all of the requirements to receive such benefit and it is being paid or is about to be paid to such Participant or Beneficiary.

(q) “Joint and Survivor Annuity” means an annuity for the life of the Participant and, after his death, a reduced annuity (“survivor annuity”) for the life of the Participant’s surviving spouse, if any. The monthly payment under the survivor annuity shall be equal to 50% of the amount of the monthly payment made to the Participant during their joint lives if the spouse is not more than five years younger, or is older, than the Participant. If the spouse is more than five years younger than the Participant, the survivor annuity will be determined with reference to the actual age of the spouse and reduced to produce the actuarial equivalent of a 50% survivor annuity for a spouse who is five years younger than the Participant.

(r) “Normal Retirement Date” means the last day of the month coinciding with or next following the later of a Participants:

(i) 65th birthday; or

(ii) Completion of 10 Years of Credited Service (which requirement may be waived by the Board of Directors or the Committee).

(s) “Participant” means an Executive who has met all of the requirements to receive a benefit hereunder and who is receiving or is about to receive such benefit.

(t) “Pre-Retirement Death Benefit” means the benefit payable to the Beneficiary of a Participant who dies prior to commencement of his Retirement Income Benefit, as described in Section 4.

(u) “Retirement Income Benefit” means the benefit described in Section 3.

(v) “Year of Credited Service” means a 12-consecutive month period commencing on a Participant’s date of hire by the Employer and anniversaries thereof, during which the Participant is credited with at least the amount of service necessary under the Basic Plan to accrue an additional year’s benefit thereunder. In making this determination, the provisions of Section 6(c) relating to leaves of absence shall control over any contrary provisions in the Basic Plan. Service with a subsidiary or other corporation controlled by First American prior to the time it became a subsidiary or became so controlled shall not be counted for purposes of this subsection.

3. Retirement Income Benefits

(a) Eligibility to Participate

Subject to subsection (e), each Executive who either:

(i) Reaches Normal Retirement Age while employed by the Employer and retires on or after such date; or

(ii) Retires with the consent of the Board of Directors on or after Early Retirement Date but prior to reaching Normal Retirement Date,

shall become a Participant in the Retirement Income Benefit portion of this Plan upon such retirement.

(b) Normal Retirement

A Participant who retires on his Normal Retirement Date shall be entitled to a Retirement Income Benefit in the form of a Joint and Survivor Annuity commencing on the last day of the month following the month in which his Normal Retirement Date occurs, with payments for the joint lives of the Participant and his spouse equal to 15% of his Final Average Compensation.

(c) Early Retirement

A Participant who retires with the consent of the Board of Directors prior to his Normal Retirement Date, but after reaching his Early Retirement Date, shall be entitled to a Retirement Income Benefit payable in the form of a Joint and Survivor Annuity commencing on the last day of the month following the month in which his retirement occurs with payments for the joint lives of the Participant and his spouse equal to:

(i) The Retirement Income Benefit that the Participant would have received under Section 3(b) had his actual retirement date been his Normal Retirement Date;

(ii) Reduced by 5% for each year by which his actual retirement precedes his Normal Retirement Date, not to exceed a total reduction of 50%.

(d) Deferred Retirement

A Participant who retires after his Normal Retirement Date shall be entitled to a Retirement Income Benefit in the form of a Joint and Survivor Annuity equal to the Retirement Income Benefit he would have received had he retired on his Normal Retirement Date (without regard to compensation received or service performed after his Normal Retirement Date), increased for each Year of Credited Service or fraction thereof between his Normal Retirement Date and actual retirement date (not to exceed 5 such years) at the rate of 5% per annum, compounded annually. Payment shall commence on the last day of the month following the month in which his retirement occurs.

(e) Change in Control

(i) All Executives shall be 100% vested in all of their benefits upon a Change in Control. Such benefits shall be determined in accordance with the provisions of the Plan as in effect on the date of the Change in Control, regardless of subsequent amendments or termination of the Plan.

(ii) Notwithstanding any other provision of the Plan, an Executive who terminates employment after a Change in Control, but prior to his Normal Retirement Date, shall be entitled to a Retirement Income Benefit in the form of a Joint and Survivor Annuity commencing on the first day of the month following termination of employment with payments for the joint lives of the Participant and his spouse calculated as follows:

(A) If the Executive terminates employment on or after his Early Retirement Date, the benefit shall be equal to the Retirement Income Benefit that the Executive would have been entitled to receive under subsection (b) if he had attained his Normal Retirement Date on his date of termination.

(B) If the Executive terminates employment prior to his Early Retirement Date, the benefit shall be equal to the early retirement benefit that the Executive would have been entitled to receive under subsection (c) if he had attained his Early Retirement Date on his date of termination.

4. Pre-Retirement Death Benefit

The Beneficiary of an Executive who dies:

(a) While an Executive; or

(b) After termination of employment with a vested Retirement Income Benefit, but prior to commencement of payment of his Retirement Income Benefit shall be entitled to receive a Pre-Retirement Death Benefit consisting of 10 annual amounts, each equal to 50% of the Participant’s Final Average Compensation, commencing as soon as practicable after the Participant’s death. Notwithstanding the foregoing, the Board of Directors or the Committee may designate an Executive to be eligible only for Retirement Income Benefits and not the Pre-Retirement Death Benefit. The Beneficiary of such an Executive shall not receive any Pre-Retirement Death Benefit under this subsection.

5. Vesting of Benefits

(a) General Rule

Except as otherwise provided in this Section, no benefit of any kind shall accrue or vest hereunder with respect to any Executive or Beneficiary until such benefit is In Pay Status.

(b) Early Retirement

The Pre-Retirement Death Benefit and Retirement Income Benefit of an Executive who is eligible for a Retirement Income Benefit under Section 3(c) shall be 100% vested as of his Early Retirement Date.

(c) Deferred Retirement

The Pre-Retirement Death Benefit and Retirement Income Benefit of an Executive who is eligible for a Retirement Income Benefit under Section 3(d) shall be 100% vested as of his Normal Retirement Date.

(d) Change in Control

The vesting of Executives in their benefits hereunder after a Change in Control shall be governed by Section 3(e).

6. Additional Provisions

(a) Benefit Agreement

The Committee shall provide to each Executive within 60 days of the later of the date of execution of the Plan or the date the employee first became an Executive a form of benefit agreement, which shall set forth the Executive’s acceptance of the benefits provided hereunder and his agreement to be bound by the terms of the Plan.

(b) Exclusion for Suicide or Self-inflicted Injury

Notwithstanding any other provision of the Plan, no benefits shall be paid to any spouse or Beneficiary in the event of the death of the Executive within two years of the later of the date he first became an Executive or the date he executed the benefit agreement referred to in subsection (a) as the result of suicide or self-inflicted injury.

(c) Leave of Absence

An Executive who is on an approved leave of absence with salary, or on an approved leave of absence without salary for a period of not more than six months, shall be deemed to be an Executive employed by the Employer during such leave of absence. An Executive who is on an approved leave of absence without salary for a period in excess of six months shall be deemed to have voluntarily terminated his employment as of the end of such six month period.

(d) Disability

A Disabled Executive who is:

(i) Within the initial exclusion period under the Disability Plan and for that reason only is not receiving benefits thereunder; or

(ii) Receiving benefits under the Disability Plan;

shall be deemed to be an Executive during such period and shall continue to be eligible for early retirement benefits under Section 3(c), normal retirement benefits under Section 3(b) and death benefits under Section 4, and shall be credited with Years of Credited Service for such period regardless of the nonperformance of services for the Employer. In the event that the Disability Plan is cancelled, the requirements in paragraphs (i) and (ii) shall not apply.

(e) Termination for Good Cause

Notwithstanding any provision herein to the contrary, an Executive whose employment with the Employer is terminated for Good Cause shall not be eligible for any benefit hereunder.

(f) Monthly Payments

Periodic payments hereunder shall be paid in equal monthly amounts.

(g) Alternative Forms of Benefit

The Board of Directors or the Committee in its sole discretion, but with the consent of the recipient, may elect to pay the Participant or Beneficiary an actuarially equivalent lump sum or other form of benefit that it deems appropriate in lieu of the benefit form otherwise provided.

(h) Actuarial Equivalence

Actuarial equivalence hereunder shall be determined using the interest and mortality factors adopted from time to time by the Committee. The initial factors to be used shall be the factors used under the Basic Plan for determining actuarial equivalence.

(i) Withholding

Benefit payments hereunder shall be subject to applicable federal, state or local withholding for taxes.

7. Funding of Benefits

The Plan shall be unfunded. All benefits payable under the Plan shall be paid from the Employers general assets, and nothing contained in the Plan shall require the Employer to set aside or hold in trust any funds for the benefit of a Participant or his Beneficiary, who shall have the status of a general unsecured creditor with respect to the Employer’s obligation to make payments under the Plan. Any funds of the Employer available to pay benefits under the Plan shall be subject to the claims of general creditors of the Employer and may be used for any purpose by the Employer.

8. Administration of the Plan

(a) The Committee

The Committee shall administer the Plan and shall keep a written record of its action and proceedings regarding the Plan and all dates, records and documents relating to its administration of the Plan.

The Committee is authorized to interpret the Plan, to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan, to make all other determinations necessary or advisable for the administration of the Plan and to correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee deems desirable to carry the Plan into effect. The powers and duties of the Committee shall include, without limitation, the following:

(i) Resolving all questions relating to the eligibility of Executives to become Participants;

(ii) Determining the amount of benefits payable to Participants or their Beneficiaries and authorizing and directing the Employer with respect to the payment of benefits under the Plan.

(iii) Construing and interpreting the Plan whenever necessary to carry out its intention and purpose and making and publishing such rules for the regulation of the Plan as are not inconsistent with the terms of the Plan.

(iv) Compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and

(v) Engaging any administrative, actuarial, legal, medical, accounting, clerical, or other services it may deem appropriate to effectuate the Plan.

Any action taken or determination made by the Committee shall, except as otherwise provided in Section 10 below, be conclusive on all parties. No members of the Committee shall vote on any matter affecting such member. In determining whether an Executive is Disabled, the Committee may rely on the conclusions reached by any insurance carrier that has issued an insurance policy to the Employer covering the Executive or any physician acceptable to the Committee.

(b) Expenses of the Committee

The expenses of the Committee properly and actually incurred in the performance of its duties under the Plan shall be paid by the Employer.

(c) Bonding and Compensation

The members of the Committee shall serve without bond, and without compensation for their services as Committee members except as the Employer may provide in its discretion.

(d) Information to be Submitted to the Committee

To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to Executives and Participants as the Committee may require, and shall maintain such other records as the Committee may determine are necessary in order to determine the benefits due or which may become due to Participants or their Beneficiaries under the Plan. The Committee may rely on such records as conclusive with respect to the matters set forth therein.

(e) Notices, Statements and Reports

The Employer shall be the “administrator” of the Plan as defined in Section 3 (16) (A) of ERISA for purposes of the reporting and disclosure requirements imposed by ERISA and the Code. The Committee shall assist the Employer, as requested, in complying with such reporting and disclosure requirements.

(f) Service of Process

The Committee may from time to time designate an agent of the Plan for the service of legal process. The Committee shall cause such agent to be identified in materials it distributes or causes to be distributed when such identification is required under applicable law. In the absence of such a designation, the Employer shall be the agent of the Plan for the service of legal process.

(g) Insurance

The Employer, in its discretion, may obtain, pay for and keep current a policy or policies of insurance, insuring the Committee members, the members of the Board of Directors and other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys fees) incurred by such persons as a result of any act, or omission to act, in connection with the performance of their duties, responsibilities and obligations under the Plan and any applicable law.

(h) Indemnity

If the Employer does not obtain, pay for and keep current the type of insurance policy or policies referred to in subsection (g), or if such insurance is provided but any of the parties referred to in subsection (g) incur any costs or expenses which are not covered under such policies, then the Employer shall indemnify and hold harmless, to the extent permitted by law, such parties against any and all costs, expenses and liabilities (including attorneys fees) incurred by such parties in performing their duties and responsibilities under this Plan, provided that such party or parties were not guilty of wilful misconduct. In the event that such party is named as a defendant in a lawsuit or proceeding involving the Plan, the party shall be entitled to receive on a current basis the indemnity payments provided for in this subsection, provided however that if the final judgment entered in the lawsuit or proceeding holds that the party is guilty of wilful misconduct with respect to the plan, the party shall be required to refund the indemnity payments that it has received.

9. Claims Procedure

(a) Filing Claim for Benefits

If a Participant or Beneficiary (hereinafter referred to as the “Applicant”) does not receive the timely payment of the benefits which the Applicant believes are due under the Plan, the Applicant may make a claim for benefits in the manner hereinafter provided.

All claims for benefits under the Plan shall be made in writing and shall be signed by the Applicant. Claims shall be submitted to a representative designed by the Committee and hereinafter referred to as the “Claims Coordinator.” The Claims Coordinator may, but need not, be a member of the Committee. If the Applicant does not furnish sufficient information with the claim for the Claims Coordinator to determine the validity of the claim, the Claims Coordinator shall indicate to the Applicant any additional information which is necessary for the Claims Coordinator to determine the validity of the claim.

Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 90 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

In the event the Claims Coordinator denies a claim for benefits in whole or in part, the Claims Coordinator shall notify the Applicant in writing of the denial of the claim and notify the Applicant of his right to a review of the Claims Coordinator’s decision by the Committee. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the Applicant, the specific reason for such denial, the specific provisions of the Plan or Agreement on which the denial is based, a description of any additional material or information necessary to perfect the claim with an explanation of why such material or information is necessary, and an explanation of the Plan’s appeals procedure as set forth in this Section.

If no action is taken by the Claims Coordinator on an Applicants claim within 90 days after receipt by the Claims Coordinator, such claim shall be deemed to be denied and shall constitute constructive notice of denial for purposes of the following appeals procedure.

(b) Appeals Procedure

Any Applicant whose claim for benefits is denied in whole or in part may appeal from such denial to the Committee for a review of the decision by the Committee. Such appeal must be made within three months after the Applicant has received actual or constructive notice of the denial as provided above. An appeal must be submitted in writing within such period and must:

(i) Request a review by the Committee of the claim for benefits under the Plan;

(ii) Set forth all of the grounds upon which the Applicant’s request for review is based on and any facts in support thereof; and

(iii) Set forth any issues or comments which the Applicant deems pertinent to the appeal.

The Committee shall regularly review appeals by Applicants. The Committee shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing, in which case a decision shall be rendered by the Committee as soon as possible but not later than 120 days after the appeal is received by the Committee.

The Committee shall make full and fair review of each appeal and any written materials submitted by the Applicant in connection therewith. The Committee may require the Applicant to submit such additional facts, documents or other evidence as the Committee in its discretion deems necessary or advisable in making its review. The Applicant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Committee, provided the Committee finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Committee shall make an independent determination of the Applicant’s eligibility for benefits under the Plan. The decision of the Committee on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Committee denies an appeal in whole or in part, the Committee shall give written notice of the decision to the Applicant, which notice shall set forth, in a manner calculated to be understood by the Applicant, the specific reasons for such denial and which shall make specific reference to the pertinent provisions of the Plan or Agreement on which the Committee’s decision is based.

(c) Exhaustion of Remedy

No action may be brought for benefits or to enforce any rights hereunder until after the Claimant has exhausted his administrative remedies under this Section

10. Amendment, Termination or Suspension

(a) The Plan may be amended or terminated by the Board of Directors at any time. Such amendment or termination may modify or eliminate any benefit hereunder other than a benefit that is In Pay Status, or the vested portion of a benefit that is not In Pay Status.

(b) If the Board of Directors determines that payments under the Plan would have a material adverse effect on the Employers ability to carry on its business, the Board of Directors may suspend such payments temporarily for such time as in its sole discretion it deems advisable, but in no event for a period in excess of one year. The Employer shall pay such suspended payments immediately upon the expiration of the period of suspension. This subsection shall be inoperative after a Change in Control has occurred.

(c) The Plan is intended to provide benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title 1 of ERISA. Accordingly, the Plan shall terminate and, except for benefits In Pay Status (which, at the option of the Board of Directors, may be accelerated and the balance paid in a single, actuarially equivalent lump sum), no further benefits, vested or nonvested, shall be paid hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. The preceding sentence shall be inoperative after a Change in Control has occurred.

11. Miscellaneous

(a) Participant Rights

Nothing in the Plan shall confer upon a Participant the right to continue in the employ of the Employer or shall limit or restrict the right of the Employer to terminate the employment of a Participant at any time with or without cause.

(b) Alienation

Except as otherwise provided in the Plan, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void. No such right or benefit shall in any manner be liable for or subject to the debts, liability or torts of a Participant or Beneficiary.

(c) Partial Invalidity

If any provision in the Plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue to be in full force and effect without being impaired or invalidated in any way.

(d) Choice of Law

The Plan shall be construed in accordance with ERISA and the laws of the State of California.

(e) Payment to Minors or Persons Under Legal Disability

If any benefit becomes payable to a minor or to a person under a legal disability, payment of such benefit shall be made only to the conservator or the guardian of the estate of such person appointed by a court of competent jurisdiction or any other individual or institution maintaining or having custody of such intended recipient. A release by such conservator, guardian, individual or institution shall constitute a legal discharge of the Plan’s obligation to the intended recipient.

(f) Spouse’s Interest

The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

(g) Successors

In the event of any consolidation, merger, acquisition or reorganization of the Employer, the obligations of the Employer under this Plan shall continue and be binding upon the Employer and successors.

(h) Gender, Tense and Headings

Whenever any words are used herein in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

Headings of Sections and subsections as used herein are inserted solely for convenience and reference and constitute no part of the Plan.

Executed at Santa Ana, California, this 20 day of July, 1988

THE FIRST AMERICAN FINANCIAL CORPORATION

By	/s/ D.P. Kennedy
Its	President

By	/s/ William Zaenglein
Its	Secretary